Aflac Incorporated 2012 Form 10-K
EXHIBIT 10.3

FIRST AMENDMENT TO THE AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective January 1, 2009)

This Amendment to the Aflac Incorporated Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”), is made on the date set forth below the signature line by Aflac Incorporated (the “Company”).
W I T N E S S E T H:

WHEREAS, the Company maintains the Plan for the benefit of certain key management and highly compensated employees;
WHEREAS, pursuant to Section 8.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has the right to amend the Plan at any time; and
WHEREAS, the Compensation Committee has adopted and approved this Amendment, to provide that (i) the definition of “Annual Compensation” under the Plan will be expanded to cover amounts that would have been paid as current cash compensation to a Plan participant if it had not been deferred by Aflac under a nonqualified defined contribution deferred compensation plan; (ii) the definition of “Final Base Pay” under the Plan will be amended to include all of the elements related to base salary that are included under the definition of “Annual Compensation”; and (iii) domestic partners of participants will be eligible for preretirement survivor benefits.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 1.4 of the Plan hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

1.4    Annual Compensation means the amount actually paid to a Participant for services performed as an employee (but not as a consultant) during a relevant calendar year as wages, salaries for professional services, and cash bonuses. “Annual Compensation” for a relevant calendar year shall also include (i) compensation contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h); (ii) compensation deferred by the Company under the Aflac Incorporated Executive Deferred Compensation Plan either (A) on behalf of a Participant pursuant to a salary reduction agreement, or (B) as a result of the Company's specific decision to make a deferral of base salary in lieu of paying current cash compensation to the Participant; and (iii) bonuses that would have been paid in cash to the Participant if he had not voluntarily waived it.

2.	A new Section 1.16A is added to read as follows:

1.16A    Domestic Partner means the same-gender or opposite-gender domestic partner of a Participant who does not have a Surviving Spouse, with whom such Participant has registered under a domestic partnership law or married under a same-sex marriage law of any jurisdiction. An individual will not be recognized by the Plan as a Domestic Partner unless formal documentation showing such registration, that is acceptable to the Administrative Committee in its sole discretion, is provided to the Plan.

3.	Section 1.7 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

1.7    Benefit Commencement Date means, with respect to a Participant, Surviving Spouse or Domestic Partner, (i) in the case of installment or annuity payments, the first day of the first period for which payment of a benefit under the Plan is scheduled to commence, or (ii) in the case of a payment in the form of a lump sum, the date of payment.

4.	Section 1.23 of the Plan hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

1.23    Final Base Pay means the highest annual base salary (excluding bonuses) paid to a Participant during any of the 3 calendar years immediately preceding the calendar year in which the Participant terminates employment with the Company and all of its Affiliates. “Final Base Pay” for a relevant calendar year shall also include any portion of annual base salary that is (i) contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h), or (ii) deferred by the Company under the Aflac Incorporated Executive Deferred Compensation Plan either (A) on behalf of a Participant pursuant to a salary reduction agreement, or (B) as a result of the Company's specific decision to make such a deferral in lieu of paying current cash compensation to the Participant.

5.	Section 2.3 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

2.3    Termination of Employment Before Early Retirement Date; Removal from Participation.
(a)    Termination Before Early Retirement Date. Except as provided in Section 3.5, 3.6 or 3.7, upon a Participant's termination of employment with the Company and all Affiliates before his Early Retirement Date, neither the Participant, his Surviving Spouse (if any) nor his Domestic Partner (if any) shall be entitled to any benefit or payment under the Plan.
(b)    Removal from Participation. Notwithstanding anything herein to the contrary, if the Compensation Committee determines, in its sole discretion, that either (i) a Participant's employment or participation in the Plan was terminated by the Company, an Affiliate or the Compensation Committee for Cause, or (ii) the Participant resigned for other than Good Reason in anticipation of such action to terminate his employment or participation for Cause, then the Participant, his Surviving Spouse and/or his Domestic Partner shall forfeit all rights and entitlements under the Plan. The decision of the Compensation Committee as to whether the Participant's discharge or removal was for Cause will be final and binding; provided, no dispute over the reason for such discharge shall affect the finality of the discharge of the Participant by the Company or Affiliate.

6.	Section 3.1 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

3.1     Eligibility For Benefits.
Subject to the terms of Section 2.3, a Participant, Surviving Spouse, Domestic Partner or Joint Annuitant shall be eligible to receive the amount, if any, determined in accordance with, or based on, the terms of this Article.

7.	Section 4.4 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

4.4     Death Benefit.
In the event a Participant dies after attaining his Early Retirement Date but before his Benefit Commencement Date, his Surviving Spouse or Domestic Partner (if any) shall be entitled to receive an annual survivor benefit in an amount determined as if the Participant had retired on the day immediately preceding his death and had elected to receive his benefit in the form of a Joint and 50% Survivor Annuity with his Surviving Spouse or Domestic Partner, as applicable, as Joint Annuitant. The Benefit Commencement Date for such death benefit shall be the 30th day after the date on which the Participant dies. Other than as provided in this Section, upon a Participant's death prior to his Benefit Commencement Date, such Participant's benefit under the Plan shall be forfeited.

8.	Section 4.6(b) hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:
(b)    Amounts Payable Only if the Benefit is in Pay Status. If the whole or any part of any Participant's, beneficiary's, Surviving Spouse's, Domestic Partner's or Joint Annuitant's benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold at a time when benefits are payable under the Plan, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant, beneficiary, Surviving Spouse, Domestic Partner or Joint Annuitant (including, without limitation, by reducing and offsetting the Participant's, beneficiary's, Surviving Spouse's, Domestic Partner's or Joint Annuitant's benefit but excluding, except as provided in subsection (a), any Plan benefits that are not then payable).

9.	Section 5.1 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

5.1     Rights.
If a Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant shall submit the claim in accordance with the procedures set forth in this Section. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 5.3, a Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner shall have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.

10.	The introductory paragraph to Section 5.3 hereby is amended by deleting such introductory paragraph in its entirety and by substituting in lieu thereof the following:

Any Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner who has been denied a benefit, or his duly authorized representative, shall be entitled, upon request to the Compensation Committee, to appeal the denial of his claim in accordance with subsection (a) or (b) hereof, as applicable.

11.	Section 5.4 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

5.4     Satisfaction of Claims.
Any payment to a Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner shall to the extent thereof be in full satisfaction of all claims hereunder against the Compensation Committee, the Company, and all Affiliates, any of which may require such Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Compensation Committee. If receipt and release is required but the Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution by the latest date that a payment can permissibly be made, such payment shall be forfeited

12.	Section 6.1(b) hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:
(b)    General Creditors. Each of the Company and its Affiliates shall provide the benefits described in the Plan and allocable to such entity pursuant to the terms of subsection (a) hereof from its general assets. The Company's and Affiliates' obligations to pay benefits under the Plan constitute mere promises of the Company and its Affiliates to pay such benefits; and a Participant, Joint Annuitant, beneficiary, Surviving Spouse or Domestic Partner shall be and remain no more than an unsecured, general creditor of the Company.

13.	Section 7.1 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

7.1 Action of Administrative Committee.
Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant, Joint Annuitant, Surviving Spouse or Domestic Partner, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee's proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

14.	Section 7.2(b) is hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:
(b)    To maintain records regarding Participants', Joint Annuitants', beneficiaries', Surviving Spouses' and Domestic Partners' benefits hereunder;

15.	Section 8.1 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

8.1 Amendments.
Subject to Section 3.7(b), the Board or the Compensation Committee may amend the Plan in whole or in part at any time and from time to time. An amendment to the Plan may modify its terms in any respect whatsoever; provided, the Board may not amend the Plan to decrease the level of benefits to which a Participant, Joint Annuitant, Surviving Spouse or Domestic Partner would be entitled to receive under Articles 3 and 4, if the Participant terminated employment with the Company and all Affiliates on the later of (i) the date such amendment is adopted, or (ii) the date such amendment is effective.

16.	Section 8.2(b) hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:
(b)    Termination. Subject to Section 3.7(b), the Company, through action of the Board, reserves the right to terminate the Plan and fully distribute all accrued benefits at any time, for any reason; provided, the distribution of benefits shall be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, such termination shall not have the effect of decreasing the level of benefits which a Participant, Joint Annuitant, Surviving Spouse or Domestic Partner would be entitled to receive under Articles 3 and 4, if the Participant terminated employment with the Company and all Affiliates on the later of (i) the date the resolution to terminate the Plan is adopted, or (ii) the date the termination is effective. Such termination shall be binding on all Participants, Joint Annuitants, Surviving Spouses and Domestic Partners.

17.	Section 9.1 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

9.1 Taxation.
It is the intention of the Company and Affiliates that the benefits payable hereunder shall not be deductible by the Company or Affiliates nor taxable for federal income tax purposes to Participants, Joint Annuitants, beneficiaries, Surviving Spouses or Domestic Partners until such benefits are paid by the Company or Affiliates to such Participants, Joint Annuitants, beneficiaries, Surviving Spouses or Domestic Partners. When such benefits are so paid, it is the intention of the Company and Affiliates that they shall be deductible by the Company and Affiliates under Code Section 162. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code Section 409A, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

18.	Section 9.7 hereby is amended by deleting said section in its entirety and substituting in lieu thereof the following:

9.7     Assignment of Benefits.
The right of a Participant, Joint Annuitant, Surviving Spouse or Domestic Partner to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant, Joint Annuitant, Surviving Spouse or Domestic Partner, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan. Notwithstanding the foregoing, upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant's vested benefit to an alternate payee, the Administrative Committee shall cause the Company to pay a distribution to such alternate payee.

19.
The amendments made in paragraphs 1 and 4 hereof shall be effective as of January 1, 2012, for all compensation paid after December 31, 2011. The amendments made by all other paragraphs hereof shall be effective as of January 1, 2013.

20.	Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Aflac Incorporated has caused this Amendment to the Plan to be executed on the date shown below.

AFLAC INCORPORATED

By: /s/ Audrey B. Tillman __________

Date:     1/18/2013